SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section
8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:           New Providence Investment Trust

Address of Principal Business Office:

                105 North Washington Street
                Post Office Drawer 69
                Rocky Mount, North Carolina  27802

Telephone:      (800) 525-3863
                (919) 972-9922

Agent for Service of Process:

                C. Frank Watson III
                105 North Washington Street
                Post Office Drawer 69
                Rocky Mount, North Carolina  27804

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: YES /X/ NO / /

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Rocky Mount and in the State of North Carolina on the 16th day of July, 1997.


[SEAL]                              Signature:  NEW PROVIDENCE INVESTMENT TRUST

                                       By:    /s/ C. Frank Watson III
                                              C. Frank Watson III
                                              Secretary

Attest:  /s/ J. Hope Reese
         J. Hope Reese
         Treasurer & Assistant Secretary